Exhibit 1

Private & Confidential

LOAN AGREEMENT

among

Champion Shine Trading Limited (凯耀贸易有限公司)

as Borrower,

ZHU Zhengdong (朱正东)

and

YIN Baohong (殷保红)

as Founders

and

Alpha Mezzanine Investment Limited

as Lender

Dated June 19, 2018

This LOAN AGREEMENT (this “Agreement”) is made on June 19, 2018

AMONG:

(1)	Champion Shine Trading Limited (凯耀贸易有限公司 ), a company incorporated under the laws of the British Virgin Islands (the “Borrower”);

(2)	Alpha Mezzanine Investment Limited, a company incorporated under the laws of the British Virgin Islands (the “Lender”);

(3)	ZHU Zhengdong (朱正东), a citizen of the People’s Republic of China with the PRC Passport No. 54090493 and the sole shareholder of the Borrower (a “Founder”); and

(4)	YIN Baohong (殷保红), a citizen of the People’s Republic of China with the PRC Passport No. G32966253 and the spouse of ZHU Zhengdong (a “Founder”, and jointly with ZHU Zhengdong, the “Founders”).

Each of the Borrower, the Founders and the Lender is referred to hereinafter as a “Party” and collectively as the “Parties.”

RECITALS:

(A)	The Lender desires to extend to the Borrower, and the Borrower desires to accept from the Lender, a Loan (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

(B)	The Founders desires to provide personal guarantee for the repayment of the Loan and any other obligations and liabilities of the Borrower under this Agreement.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Accounting Standards” means the accounting standards adopted by the Company from time to time.

“ADS” means American Depositary Shares of the Company, each representing four Ordinary Shares of the Company.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, New York or the Cayman Islands.

“Charged Ordinary Shares” means Ordinary Shares charged in favor of the Lender pursuant to the Share Charge from time to time.

“Charged ADSs” means ADSs charged in favor of the Lender pursuant to the Additional Share Charge from time to time.

“Company” means China Distance Education Holdings Limited, a company incorporated under the laws of the Cayman Islands and listed on New York Stock Exchange, Inc. under the symbol “DL”.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Custodian” means Madison Pacific Trust Limited, a company incorporated under the laws of Hong Kong and which shall act as the custodian agent in connection with this Agreement.

“Custodian Agreement” means the securities custodian agreement to be entered by the Borrower, the Lender, the Security Agent and the Custodian in respect of certain custodian arrangement among the parties thereto.

“Default Interest” means the interest accrue on the Outstanding Principal Amount of the Loan (if due but unpaid) together with the unpaid interest (including Additional Interest, if applicable) at the rate of 10% per annum from the Date of Repayment Default up to and including the Date on which such unpaid amount is repaid in whole.

“Drawdown Date” means the First Drawdown Date or the Second Drawdown Date, as the case may be.

“Event of Default” means any Event of Default as set out in Section 7.1.

“Encumbrance” means: (a) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction; (b) any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to Indebtedness and which has the same commercial effect as if security had been created over it; and (c) any right of set-off, whether created by agreement or by operation of law.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“First Drawdown Date” means the date on which the First Tranche is made.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Guarantee” means the guarantee by the Founder of the Guaranteed Obligations in favor of the Lender, as set forth herein.

“Guaranteed Obligations” means collectively all and any duties, obligations, liabilities, covenants, undertakings and agreements of every nature of each Party to this Agreement (other than the Lender), including, now or hereafter existing under or arising out of or in connection with this Agreement, in each case together with all extensions or renewals thereof, whether for principal, interest, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly as a preference, fraudulent transfer or otherwise, including without limitation, in the event of any proceedings in connection with the collection or enforcement of any indebtedness, obligations or liabilities of any Party to this Agreement (other than the Lender), after an Event of Default has occurred and is continuing, the cost and expenses reasonably incurred in connection with the retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any security, or of any exercise by the Lender of its rights hereunder, together with attorneys’ fees and court costs reasonably incurred.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership).

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of properties or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of properties or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any obligations of such Person under or in respect of capitalized lease, (vi) the principal amount of any interest hedging obligations or exchange rate swap obligations of such Person at the time of determination, (vii) any attributable indebtedness with respect to any sale and leaseback transaction to which such Person is a party and (viii) any obligation of the type referred to in clauses (i) through (vii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Memorandum and Articles” means the memorandum and articles of association of the Company, as the same may be amended and/or restated from time to time.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Disposal” means a Transfer of Ordinary Shares or ADSs (other than the Charged Ordinary Shares or Charged ADSs) from time to time held by the Borrower to any third party, provided that (1) the value of Ordinary Shares or ADSs disposed shall not in aggregate exceed US$ 2,000,000; or (2) in the situation that the value of the Ordinary Shares or ADSs to be disposed in aggregate exceed US$ 2,000,000, the Lender’s written consent shall have been obtained.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Second Drawdown Date” means the date on which the Second Tranche is made.

“Security Agent” means Madison Pacific Trust Limited, a company incorporated under the laws of Hong Kong and which shall act as the security agent under this Agreement.

“Share Charge” means the Charge Over Shares with respect to 14,300,000 Ordinary Shares and any additional Ordinary Shares in the Company held by the Borrower in favour of the Security Agent and the Lender, in substantially the form attached hereto as Exhibit A.

“Target Price” means (i) in respect of the ADSs to be purchased, US$12 per share; and (ii) in respect of the Ordinary Shares to be purchased, US$3 per share, unless otherwise determined by the Lender and the Borrower in writing.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Transaction Documents” means this Agreement, the Share Charge, the Additional Share Charge, the Custodian Agreement and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US$” means the lawful currency of the United States of America; and, in respect of all payments to be made under this Agreement in US$, immediately available, freely transferable cleared funds.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Additional Interest”	Section 4.2
“Additional Share Charge”	Section 6.7(a)
“Additional Assets”	Section 2.1
“Agreement”	Preamble
“Approvals”	Section 8.1(e)
“Borrower”	Preamble
“Custody Account”	Section 2.3
“Date of Repayment Default”	Section 7.1(a)
“Debt Service Reserve Account”	Section 4.7
“Dispute”	Section 15.2(a)
“First Tranche”	Section 2.3
“Floating Pledge Ratio”	Section 6.7(c)
"Founder”	Preamble
“HKIAC”	Section 15.2(a)
“Indemnified Party”	Section 11.1
“Indemnifying Party”	Section 11.1
“Initial Pledge Ratio”	Section 6.7(c)
“Interest Payment Date”	Section 4.2
“Lender”	Preamble
“Loan”	Section 2.2
“Losses”	Section 11.1
“Market Value”	Section 6.7(c)
“Maturity Date”	Section 4.1
“Outstanding Principal Amount”	Section 4.3
“Party” or “Parties”	Preamble
“Representatives”	Section 10.1(a)
"Second Tranche”	Section 2.4
“Securities Purchase”	Section 2.1
“Transfer”	Section 6.5

1.3

Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv)

pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to, ” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

SECTION 2

LOAN

2.1	Use of Proceeds. The main purpose of the Loan is to finance the purchase by the Borrower of certain number of Ordinary Shares or ADSs of the Company (the “Securities Purchase”). In the event that the market price per share of Ordinary Shares or ADSs shall be higher than the applicable Target Price and as a result the Loan is not fully utilized for the Securities Purchase, the remaining portion of the Loan can be applied by the Borrower for other purposes, provided that the Floating Pledge Ratio shall not be lower than 1.6 on the date of such other application and written consent of the Lender shall have been obtained. Charge over other assets acquired by using the remaining portion of the Loan by the Borrower (the “Additional Assets”) shall be subject to the agreement between the Lender and the Borrower.

2.2	Loan. On the terms and subject to conditions of this Agreement, the Lender agrees to extend a loan in the amount of US$25,000,000 to the Borrower (the “Loan”).

2.3	First Drawdown. The Lender agrees to wire the first tranche of the Loan in the amount notified by the Borrower in writing, which will not be less than US$10,000,000 (the “First Tranche”) into a custody account managed by the Custodian pursuant to the Custodian Agreement (the “Custody Account”), on the First Drawdown Date upon the satisfaction or waiver by the Lender of the conditions as set forth in Section 3.1.

2.4	Second Drawdown. The Lender agrees to wire the remaining portion of the Loan after deducting the First Tranche (the “Second Tranche”) into the Custody Account on the Second Drawdown Date upon the satisfaction or waiver by the Lender of the conditions as set forth in Section 3.2. The Second Drawdown Date shall be on a date no later than 2 months after the First Drawdown Date.

2.5	Security. Present and future amounts owing in respect of this Agreement will be secured by the Share Charge and the Additional Share Charge.

SECTION 3

CONDITIONS PRECEDENT

3.1	The obligation of the Lender to make the First Tranche is subject to fulfillment, on or prior to the First Drawdown Date, of each of the following conditions, unless otherwise waived by the Lender in writing:

(a)	a copy of the certificate of incorporation, the memorandum and articles of association (or other constitutional documents), the register of directors and the register of members of the Borrower has been delivered to the Lender;

(b)	all corporate and other proceedings of the Company and the Borrower in connection with the transactions contemplated by this Agreement, the Share Charge, the Additional Share Charge and all documents incident thereto shall have been completed and delivered to the Lender, including a copy of resolutions of the board of directors (or similar authorities) of the Borrower authorizing the execution of this Agreement, the Share Charge, the Additional Share Charge and the taking of all action required hereunder;

(c)	no Event of Default has occurred and is continuing;

(d)	the representations and warranties contained in this Agreement are true and correct in all material aspects as of the date hereof and on the First Drawdown Date;

(e)	the Transaction Documents (other than the Additional Share Charge) to which the Borrower is a party shall have been duly executed and delivered by the Borrower;

(f)	the share charge as contemplated in the Share Charge shall have taken effect in its entirety in accordance with applicable Laws, and all documents required to be delivered on the date of the Share Charge to the Lender pursuant to the terms thereof, shall have been delivered to the Lender;

(g)	the particulars of the Share Charge shall have been entered into the register of members of the Company, in accordance with its terms in a manner satisfactory to the Lender, and a certified true copy of such register of members of the Company as certified by its company secretary or registered officer provider shall have been delivered to the Lender; and

(h)	detailed Securities Purchase plans, relevant regulatory approval (if applicable) and letter of intent with potential seller (if any) shall have been delivered to the Lender.

3.2	The obligation of the Lender to make the Second Tranche is subject to fulfillment, on or prior to the Second Drawdown Date, of each of the following conditions, unless otherwise waived by the Lender in writing:

(a)	(subject to Section 6.7 (a)), the Additional Share Charge over ADSs purchased by using the Loan prior to the Second Drawdown Date shall have taken effect in its/their entirety in accordance with applicable Laws, and all documents required to be delivered on the date of such charge(s) to the Lender pursuant to the terms thereof, shall have been delivered to the Lender;

(b)	all ADSs purchased prior to the Second Drawdown Date shall have been deposited into the Custody Account and all Ordinary Shares and ADSs purchased prior to the Second Drawdown Date shall have been charged in accordance with applicable Laws, the Share Charge or the Additional Share Charge (as applicable) and this Agreement and a certified true copy of such register of members of the Company in respect of the charge of such Supplemental Shares under the Share Charge as certified by its company secretary or registered officer provider shall have been delivered to the Lender;

(c)	no Event of Default has occurred and is continuing;

(d)	the representations and warranties contained in this Agreement are true and correct in all material aspects on the Second Drawdown Date; and

(e)	detailed Securities Purchase plans, relevant regulatory approval (if applicable) and letter of intent with potential seller (if any) shall have been delivered to the Lender.

SECTION 4

INTEREST, REPAYMENT AND PREPAYMENT

4.1	Maturity. Subject to Section 4.4 (Voluntary Prepayment), for each Tranche, the principal amount of such Tranche together with all accrued but unpaid interest hereunder shall be payable in full in one lump sum payment upon the two-year anniversary of the relevant Drawdown Date (each a “Maturity Date”).

4.2	Interest. Interest shall accrue on the outstanding principal amount of each Tranche at the rate of 12% per annum from the relevant Drawdown Date up to and including the Maturity Date, and the Interest for both Tranche shall be paid together and be payable on December 20, 2018, June 20, 2019, December 20, 2019, Maturity Date for the First Tranche (for both Tranche), and Maturity Date for the Second Tranche (only for the Second Tranche), or at the time of repayment or prepayment of principal as set forth below (each an “Interest Payment Date”).

4.3	All payments of interest payable under this Agreement shall be calculated on the basis of a 360-day year and actual number of days elapsed. Notwithstanding the foregoing provisions, on each Maturity Date or the date on which each Tranche is repaid in whole (other than pursuant to Section 14.11(b)), additional payment of interest for such Tranche (each an “Additional Interest”) shall be made to the Lender to such effect as if the average annualized internal rate of return for the Lender were 16% during the term of each Tranche. Such Additional Interest payment, at the option of the Lender, can be made either in cash or in ADSs of the Company (for purpose of calculation, the number of such ADSs shall be equal to the product of (i) the value of such Additional Interest (as if made in cash), divided by (ii) actual average price paid by Borrower for the ADSs).

4.4	Repayment on the Maturity Date. Unless otherwise prepaid in full in accordance with Section 4.4 (Voluntary Prepayment), on the Maturity Date, the Borrower shall pay to the Lender (i) any principal amount of the Loan outstanding on the date of such repayment (the “Outstanding Principal Amount”) and (ii) accrued but unpaid interest up to the date of such payment (including the Additional Interest).

4.5	Voluntary Prepayment. The Borrower may, at any time after 12 months from the First Drawdown Date and prior to the Maturity Date, upon obtaining Lender’s written consent, prepay the Outstanding Principal Amount in whole or in part, without penalty, together with accrued but unpaid interest including Additional Interest (if prepaid in whole) on such Outstanding Principal Amount up to and including the date of such prepayment.

4.6	Mandatory Prepayment. The Lender shall have the right to demand prepayment of any Outstanding Principal Amount and any accrued but unpaid interest including Additional Interest up to the date of such demand upon occurrence of any of the following events:

(a)	material deterioration of the financials and operation of the Company (including but not limited to income, net profit attributable to shareholders, operating cash flow, free cash flow, balance of cash or cash equivalents or interest-bearing debt ratio);

(b)	Events of Default.

4.7	Debt Service Reserve Account. The Borrower agrees that the Lender’s debt service reserve account (the “Debt Service Reserve Account”) shall have the sufficient amount to pay the next Interest Payment upon the Second Drawdown Date and thirty (30) days in advance of each subsequent Interest Payment Date. On the Maturity Date or the date on which the Loan is repaid in whole, the monies reserved in the Debt Service Reserve Account shall, at the demand of the Borrower, be utilized to repay Outstanding Principal Amount and accrued but unpaid interest including Additional Interest under this Agreement. The Debt Service Reserve Account information as below:

Bank: Silicon Valley Bank

Address: 3003 Tasman Drive, Santa Clara, CA 95054, USA

Routing & Transit: 121140399 SWIFT Code: SVBKUS6S

Account Name: Alpha Mezzanine Investment Limited

Final Credit Account: 3302418996

SECTION 5

PAYMENTS

5.1	Payments.

(a)	All payments to be made by the Borrower under this Agreement shall be made, in full, without any set-off or counterclaim whatsoever (unless otherwise agreed by the Lender in writing) and free and clear of any deductions or withholdings on the due date to the Lender in a manner directed by the Lender. Save as otherwise provided in this Agreement, if any payment would otherwise be due on a day that is not a Business Day, it shall be made on the next following Business Day unless such Business Day shall be in a new calendar month in which case such payment shall instead be made on the immediately preceding Business Day.

(b)	The Loan shall be repaid, and interest and other amounts payable hereunder shall be paid, in cash in US dollars.

SECTION 6

UNDERTAKINGS

6.1	Purpose. The Borrower shall use the proceeds of the Loan for the purposes specified in Section 2.1.

6.2	Charge. All Ordinary Shares and ADSs required to be charged pursuant to this Agreement shall be subject to the charge arrangement in accordance with the Share Charge and the Additional Share Charge respectively.

6.3	Custodian. All Ordinary Shares and ADSs purchased by using the Loan under this Agreement shall be subject to the custodian arrangement in accordance with the Custodian Agreement.

6.4	Borrower Remains as SPV. Without the prior written consent of the Lender, the Borrower shall not conduct any business or engage in any activity, except for holding the Equity Securities of the Company or as expressly contemplated by this Agreement. Subject to the foregoing and to the extent permitted by applicable Law and other than as contemplated by this Agreement, the Share Charge and the Additional Share Charge, without the prior written consent of the Lender, the Borrower shall not:

(a)	amend, modify or otherwise change its memorandum and articles of association or any other constituent document;

(b)	fail to preserve its existence as a company limited by shares duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation;

(c)	agree to any dissolution or winding up;

(d)	merge, consolidate or reorganize with, or acquire or enter into any scheme of arrangement or plan of arrangement or other business combination with, any corporation, partnership, limited liability company or any other person, or acquire assets of any such person, or enter into any negotiations, discussions or agreements for such purpose;

(e)	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration with any person;

(f)	acquire or hold assets other than cash and any Equity Security of the Company and any dividends or other proceeds thereof, or enter into, amend or waive any rights under any agreement with respect thereto; or

(g)	dispose of any of its assets or investments, except for any Permitted Disposal.

6.5

No Transfer. Other than as contemplated by the Share Charge and the Additional Share Charge, the Borrower shall not directly or indirectly, transfer, pledge, charge, mortgage or otherwise dispose of or permit the sale, transfer, pledge, charge, mortgage or other disposition of (each disposition referenced in this Section 6.5, whether voluntary or involuntary, including pursuant to a divorce, legal separation, bankruptcy or insolvency, unless such disposition is ordered or compelled by a court or an administrative authority of competent jurisdiction, or required by applicable Laws, a “Transfer”, which shall include transfer of economic interest by swap or similar transactions) or agree to Transfer any Charged Ordinary Shares or Charged ADSs and shall not Transfer or agree to Transfer any Equity Securities of the Borrower or other direct or indirect interest in the Charged Ordinary Shares or Charged ADSs or any Equity Securities of the Borrower, in each case without the prior written consent of the Lender until the Outstanding Principal Amount of the Loan and other payments owed to the Lender hereunder have been paid in full, provided that this Section 6.5 shall not apply to any Permitted Disposal as set forth in Section 6.4 above.

6.6	Ranking. Subject to the priority contemplated by the Share Charge and the Additional Share Charge, the payment obligations of the Borrower hereunder will rank at least equally and ratably with all of its other present and future unsecured payment obligations, except for obligations mandatorily preferred by Law and not by contract.

6.7	Pledge Supervision.

(a)	Upon charging 14,300,000 Ordinary Shares of the Company in favor of the Lender pursuant to the Share Charge, the Initial Pledge Ratio (as defined below) is around 2.1. The ADSs purchased by the Borrower shall be deposited into the Custody Account promptly after each Securities Purchase and the Ordinary Shares purchased by the Borrower shall be deposited with the Custodian promptly after each Securities Purchase, and the purchased ADSs and the Ordinary Shares shall also be charged in favor of the Lender promptly at the demand of the Lender, provided that the Lender may only demand so when the aggregate value of the Ordinary Shares and/or the ADSs (as the case may be) purchased by the Borrower but not having been charged in favor of the Lender reach US$3,000,000 (such purchased Ordinary Shares shall be charged pursuant to the Share Charge while such purchased ADSs shall be charged in favor of the Lender pursuant to a charge over ADSs to be signed by the Borrower and the Security Agent in a form reasonably satisfactory to the Lender and the Borrower, the “Additional Share Charge”).

(b)	Before the Maturity Date, the Lender may monitor the Ordinary Shares and ADSs price of the Company on a monthly basis to ensure that the Floating Pledge Ratio (as defined below) shall be no less than 1.6. In the event that the Floating Pledge Ratio shall be lower than 1.6, the Lender may require the Borrower to charge more ADSs so that the Floating Pledge Ratio shall be no less than 2.0; if after all the ADSs purchased by the Borrower have been charged and the Floating Pledge Ratio shall still be less than 2.0, the Lender may require the Borrower to charge Ordinary Shares owned by the Borrower or other assets so that the Floating Pledge Ratio shall be no less than 2.0. In the event that the Floating Pledge Ratio shall be higher than 2.4, the Borrower may require partial release of the Charged Ordinary Shares until the Floating Pledge Ratio is lowered down to 2.0.

(c)	For purposes of this Section 6.7, the following terms shall have the meaning ascribed to them below:

Initial Pledge Ratio = (Market Value of the Charged Ordinary Shares + the Loan) / the Loan;

Floating Pledge Ratio = (Market Value of the Charged Ordinary Shares + Unutilized Portion of the Loan + Market Value of the Charged ADSs + market value of Additional Assets (if agreed by the Borrower and the Lender)) / the Loan;

Unutilized Portion of the Loan = amount of Loan drawn down but not used by the Borrower + amount of Loan not already drawn down.

Market Value in this Section 6.7(c) means the average closing price or fair value (if applicable) of the ADSs (or, in the case of Ordinary Shares, such price as converted from ADSs) during any consecutive five (5) trading days immediately preceding the relevant monthly maintenance date.

(d)	If after the First Drawdown Date, the average closing price of ADSs (or, in the case of Ordinary Shares, such price as converted from ADSs) during any consecutive five (5) trading days shall be lower than 75% of the closing price of the immediate preceding trading date of such five (5) trading days, the pledge ratio testing (as described in (b) above) shall become immediately enforceable by the Lender.

6.8	Negative Covenants. During the term of this Agreement, without prior written consent of the Lender, none of the Founders or the Borrower shall engage in any of the following actions involving an amount in aggregate exceeding US$ 1,000,000: incurrence of debts, entering into pledge or guarantee with third parties, disposal of assets or cash expenditures. Notwithstanding the foregoing provisions, actions relating to charitable contribution to Harvard T.H. Chan School of Public Health, Boston College Institute for Integrated Science and Society, as well as construction of certain residential properties in Boston, United State, the total amount of which have been acknowledged by the Lender, do not require prior written consent of the Lender and any debts, pledge, guarantee or cash expenditures in connection therewith do not count towards the US$1,000,000.

6.9	Copy of daily transaction records of Securities Purchase on secondary market shall be delivered to the Lender, including but not limited to the amount, price, daily beginning balance and daily closing balance of the transaction account.

SECTION 7

DEFAULT

7.1	Events of Default. Each of the matters listed below is an Event of Default:

(a)	the Borrower fails to pay any amount payable by it under this Agreement in the manner specified herein or on the date when such amount is due, and the Borrower has not cured such failure within ten (10) Business Days from the due date (the “Date of Repayment Default”);

(b)	any representation made by the Borrower or each Founder under this Agreement is incorrect or misleading in any material respect;

(c)	the Borrower or any Founder fails to comply with any of the undertakings (as applicable) set forth in Section 6 hereof, and if the failure to comply is capable of remedy, not remedied within ten (10) Business Days of the earlier of (A) the Lender giving notice to the Borrower or such Founder and (B) the Borrower or such Founder becoming aware of the failure to comply;

(d)	the Borrower or any Founder files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other Law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(e)	an involuntary petition is filed against the Borrower or any Founder (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower;

(f)	default to any third party by the Borrower or any Founder involving an amount exceeding US$ 1,000,000; and

(g)	any litigation or proceeding which might have a material adverse effect on the Borrower’s or any Founder’s ability to perform its obligations under this Agreement.

7.2	Other Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may exercise any or all rights and remedies at law or in equity (in any combination or order that Lender may elect), including without limitation or prejudice to Lender’s other rights and remedies, any and all rights and remedies available under this Agreement.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1	The Borrower represents and warrants to the Lender as follows:

(a)	The Borrower is duly formed and validly existing as a company limited by shares under the laws of the British Virgin Islands. The Borrower has the power, and has obtained all necessary authorizations, to own its assets and carry on its business in all relevant jurisdictions.

(b)	It has the full legal right, power and authority required to execute the Transaction Documents to which it is a party and to exercise its rights and perform its duties thereunder, and it has obtained all necessary authorizations to do so. Once duly and validly executed and delivered, the Transaction Documents to which it is a party will constitute its valid and binding obligation, enforceable in accordance with their terms.

(c)	The execution of the Transaction Documents to which it is a party and the exercise of its rights and the performance of its duties thereunder will not (i) violate any applicable Laws and regulations, other government documents or any contracts executed with any third party, (ii) adversely affect its title or interest in any of its assets or any of its rights in connection therewith, or (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default under, or result in the creation of any encumbrance upon any of its properties, under any contract, mortgage or other instrument or obligation to which it is a party or by which it or any of its assets are bound.

(d)	No litigation, administrative, governmental or arbitral proceeding affecting it which may adversely affect in any material respect its financial condition, is presently pending nor is there any other litigation, administrative, governmental or arbitral proceeding presently threatened against it or any of its assets.

(e)	No consent or approval of, notice to or filings or registration with (collectively “Approvals”) any governmental authority or any other person or entity is required pursuant to any applicable Law or any agreement to consummate the transactions contemplated by the Transaction Documents.

(f)	The Borrower was formed for the sole purpose of subscribing for and holding the Equity Securities in the Company and has not acquired any other assets or investments, conducted any business or operation or incurred any indebtedness since its inception other than pursuant to the Transaction Documents.

(g)	No Event of Default has occurred and is continuing.

(h)	None of the Borrower’s assets is entitled to immunity on any grounds from any legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other enforcement).

(i)	No event or circumstance is outstanding which constitutes a default under any deed or instrument which is binding on the Borrower, or to which its assets are subject, which might have a material adverse effect on the Borrower’s ability to perform its obligations under the Transaction Documents.

(j)	Except as disclosed in Exhibit B, other obligations and liabilities of the Borrower shall not exceed US$ 1,000,000.

8.2	Each Founder represents and warrants to the Lender as follows:

(a)	Such Founder has the full legal right, power and authority required to execute this Agreement and to exercise his rights and perform his duties hereunder, and has obtained all necessary authorizations to do so. Once duly and validly executed and delivered, this Agreement will constitute his valid and binding obligation, enforceable in accordance with its terms.

(b)	The execution of this Agreement and the exercise of his rights and the performance of his duties hereunder will not (i) violate any applicable Laws and regulations, other government documents or any contracts executed with any third party, (ii) adversely affect his title or interest in any of his assets or any of his rights in connection therewith, or (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default under, or result in the creation of any encumbrance upon any of his properties, under any contract, mortgage or other instrument or obligation to which he is a party or by which he or any of his assets are bound.

(c)	Such Founder is, and has been, in compliance in all material respects with all applicable Laws with respect to his (direct and indirect) interest in the Borrower, the Charged Ordinary Shares, the Charged ADSs and the Company.

(d)	Except as disclosed in Exhibit B, other obligations and liabilities of each Founder shall not exceed US$ 1,000,000.

SECTION 9

TAX

9.1	Grossing-Up. If the Borrower is required to make a deduction or withholding in respect of Tax from any payment for the account of the Lender under this Agreement (other than Tax in relation to the Lender’s income or profit), the amount payable by the Borrower will be increased to the extent necessary to ensure that, after such deduction or withholding has been made, the Lender receives (and is able to retain) a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made. The Borrower shall promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding for Tax in relation to the Lender’s income or profit.

SECTION 10

CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

10.1	Confidentiality.

(a)	Except as may be required by Law or otherwise contemplated by this Agreement, each Party undertakes to the other Parties that it/he shall not disclose, and that it/he shall procure that its/his respective current or prospective partners, members or equity interest holders, bankers, directors, officers, employees, agents, consultants, professional advisors and Affiliates and the current or prospective partners, members or equity interest holders, bankers, directors, officers, employees, agents, consultants, professional advisors of each such Affiliate (collectively, the “Representatives”) do not disclose, to any third party or issue or release any press release, public statement, advertisement or similar manner or form of publicity with respect to the transactions contemplated by this Agreement without the prior consent of the other Parties.

(b)	The provisions of Section 10.1(a) shall not apply to:

(i)	information disclosed by the Lender to its fund manager, investors, general partners and limited partners and the employees thereof so long as such Persons are under appropriate nondisclosure obligations;

(ii)	disclosure of confidential information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its/his Representatives in violation of this Agreement;

(iii)	disclosure by a Party to its/his Representatives; provided that such Representative (1) is under a similar obligation of confidentiality or (2) is otherwise under a binding professional obligation of confidentiality; or

(iv)	disclosure to the extent required under the rules of any stock exchange or by applicable Law or governmental regulations or judicial or regulatory process or in connection with any legal proceeding or any potential transaction.

(c)	The confidentiality obligations contained in this Section 10 shall survive termination of this Agreement (in its entirety or as against a Party) and shall remain in effect and be binding on each Party.

(d)	Except as required by Law or by any government authority or otherwise agreed by the Parties, no public release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without advance approval thereof by the other Parties.

SECTION 11

INDEMNIFICATION

11.1	General. The Borrower (the “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless the Lender and its Affiliates, and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any material inaccuracy or breach by the Indemnifying Party of any representation, warranty, covenant or agreement in this Agreement. Subject to the preceding sentence, any indemnity referred to in this Section 11.1 for breach of a warranty shall be such as to place the Indemnified Party in the same position as it would have been in had there not been any breach of the warranty under which the Indemnified Party is to be indemnified. In connection with the indemnification obligation of the Indemnifying Party as set forth above, the Indemnifying Party shall reimburse each Indemnified Party for all such expenses as they are reasonably incurred by such Indemnified Party.

SECTION 12

PERSONAL GUARANTEE

12.1	Guarantee. Each Founder hereby, jointly and severally, guarantees, as primary obligators, to pay to the Lender, immediately on demand by the Lender, the principal of the Loan and interests thereon due and not paid by the Borrower and all other amounts payable hereunder or under the Loan when the same is not repaid or paid by the Borrower when due.

12.2	Independent Obligation. In the event of any default under this Agreement by the Borrower, the Lender shall have the right to proceed first and directly against such Founder without proceeding against any other person or entity or exhausting any other remedies which it may have and without resorting to any other security held by it.

12.3	Continuing Guarantee. The Guarantee shall be a continuing guarantee and shall remain in full force and effect until all the Guaranteed Obligations have been paid and performed in full. The Guarantee is in addition to, and independent of, any encumbrance, guarantee or other security or right or remedy now or at any time hereafter held by or available to the Lender.

12.4	Release of Guarantee. The Guarantee shall expire when all the Guaranteed Obligations have been paid and performed in full.

12.5	Liability Unconditional. Other than as set forth in this Agreement, the liability of such Founder shall not be affected nor shall the Guarantee be discharged or reduced by reason of:

(i)	the Incapacity of the Borrower or such Founder; or

(ii)	the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or such Founder or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other person liable; or

(iii)	any other act, omission, matter or thing which, but for this Section 12, would reduce, release or prejudice any of his obligations under this Section 12.

12.6	Undertakings. Each Founder undertakes that, from the date of this Agreement and so long as any moneys are owing under the Guarantee, such Founder shall ensure that his/her obligations under the Guarantee shall at all times rank at least pari passu with all his other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by Law and not by contract.

12.7	Reinstatement. If any payment to or any discharge given by the Lender is avoided or reduced for any reason (including, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(i)	the liability of such Founder shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)	the Lender shall be entitled to recover the value or amount of that security or payment from such Founder, as if the payment, discharge, avoidance or reduction had not occurred.

12.8	Deferral of Founders’ Rights. Until all amounts which may be or become payable by the Borrower under or in connection with this Agreement have been irrevocably paid in full and unless the Lender otherwise directs, each Founder shall not exercise any rights which he/she may have by reason of his/her providing the Guarantee under this Agreement:

(i)	to be indemnified by the Borrower;

(ii)	to claim any contribution from any other provider of security for the Borrower’s obligations under this Agreement; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under this Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by the Lender.

SECTION 13

NOTICES

13.1	Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as set out below (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section).

The Lender:

Address:         1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Telephone:     +852 3518 8048

Attention:       Sherry Xu

Email:             xiao.xu@cdhfund.com

The Borrower and the Founders:

Address:         18th Floor, Xueyuan International Tower, 1 Zhichun Road, Haidian District, Beijing 100083

Tel:                 +86-10-8231-9999

Attention:       ZHU Zhengdong (朱正东)

Email:             bsec@cdeledu.com

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

SECTION 14

MISCELLANEOUS

14.1	Termination. This Agreement shall terminate upon mutual consent of the Parties hereto. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement, or the obligation of the Borrower to repay any Outstanding Principal Amounts (or any interest thereof) that has been advanced to the Borrower prior to the date of termination. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination. Upon termination of this Agreement, the Borrower shall repay all of Outstanding Principal Amount of the Loan that has been advanced to it pursuant to the terms hereunder and pay all other amounts accrued under this Agreement (including accrued but unpaid interest) as soon as practicably possible, but in no event later than ten (10) Business Days from the date of such termination.

14.2	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of this Agreement.

14.3	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

14.4	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.5	Entire Agreement. This Agreement (including the schedules and exhibits hereto), the Share Charge, the other Transaction Documents, together with the other instruments and agreements referenced herein and therein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

14.6	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

14.7	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

14.8	Transfer and Assignment; No Third Party Beneficiaries. The Borrower may not transfer (either by assignment or by novation) any of its/his rights or duties under this Agreement without prior written consent of the Lender. The Lender may assign all or part of its rights under this Agreement to any Affiliate or other Persons. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

14.9	Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

14.10	No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

14.11	Illegality. If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and upon such notification, the portion of the Loan extended by the Lender will be immediately cancelled; and

(b)	the Borrower shall repay the Outstanding Principal Amount with respect to the Lender on the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

14.12	Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled. Any and all expenses incurred in connection with the transactions contemplated under this Agreement (including but not limited to Security Agent, and Custodian fees, costs in connection with conversion of the Ordinary Shares into ADSs and 50% of the legal fees for the Lender’s counsel etc.) shall be borne by the Borrower. Expenses payable on or prior the First Drawdown Date can be deducted by the Lender from the principal amount of the First Tranche on or prior to the First Drawdown Date, which shall in aggregate not exceed US$ 100,000.

14.13	Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.14	Information Disclosure. Business and operation related information of the Company shall be informed to the Lender as required by the Lender at any time, the Company, Borrower or Founders cannot unreasonably delay or withhold.

SECTION 15

GOVERNING LAW AND DISPUTE RESOLUTION

15.1	Governing Law. This Agreement and all the exhibits and schedules hereto shall be governed by and construed exclusively in accordance with the Hong Kong Laws without regard to its conflicts of laws principles.

15.2	Arbitration.

(a)

Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, the validity, scope and enforceability of this arbitration provision and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong

Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 15.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 15.2 shall prevail.

(b)	The seat of arbitration shall be in Hong Kong.

(c)	The number of arbitrators shall be one (1) and shall be nominated by HKIAC. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(d)	The Parties hereto expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(e)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the tribunal.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

BORROWER

For and on behalf of

Champion Shine Trading Limited (凯耀贸易有限公司)

/s/ ZHU Zhengdong
Name: ZHU Zhengdong
Title: Director

FOUNDER

by ZHU Zhengdong (朱正东)

/s/ ZHU Zhengdong

[Project Alpha – Signature Page to Loan Agreement]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

FOUNDER

by YIN Baohong (殷保红)

/s/ YIN Baohong

[Project Alpha – Signature Page to Loan Agreement]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

LENDER

For and on behalf of

Alpha Mezzanine Investment Limited

/s/ William HSU
Name: William HSU
Title: Director

[Project Alpha – Signature Page to Loan Agreement]

EXHIBIT A

FORM OF SHARE CHARGE

EXHIBIT B

FORM OF OBLIGATIONS AND LIABILITIES

The Obligations and Liabilities of the Borrower

Chargor	Chargee	Collateral
Borrower	Capitallink Spring Limited	18,096,800 Ordinary Shares

The Obligations and Liabilities of ZHU Zhengdong

Lender	Loan	Outstanding Principal Amount
北 京 信 远 智 通 科 技有限公司	RMB 64,000,000	RMB 64,000,000

深 圳 发 展 银 行 股 份 有 限 公 司 北 京 中关村支行	RMB 2,300,000	RMB 2,300,000

The Obligations and Liabilities of YIN Baohong

N/A